                     [Troutman Sanders LLP Letterhead]

                               March 5, 1998

Honorable John W. Oxendine
Insurance and Fire Safety Insurance Commissioner
7th Floor - West Tower
2 Martin Luther King Jr., Drive
Atlanta, Georgia 30334



       Re:  Application of American Insurance Group, Inc.
            to Acquire Control of American Bankers
            Insurance Group, Inc.
            ---------------------------------------------

Dear Commissioner Oxendine:

      We understand that counsel to American Insurance Group, Inc. ("AIG") professes to have "concluded" that the detailed analysis in our February 24, 1998 letter to you -- which supported a conclusion that AIG and those persons controlling AIG are in control over American Bankers Insurance Group, Inc. ("American Bankers") by virtue of the various contracts and agreements between American Bankers and AIG in violation of the provisions of O.C.G.A.
Section 33-13-3 -- is "wrong" and "unworthy" of your consideration". AIG's dismissive attitude toward its own improper conduct reflects corporate arrogance. The absence of any substantive response is astounding given the opportunity AIG has had to create one. But, given its own assertion that holding revocable proxies of more than ten percent of American Bankers shares on a single issue vote constitutes "control", the lack of any response is unbecoming. AIG has failed to provide any analysis in support of its "conclusion". Rather, AIG has merely "concluded" that Cendant is wrong. In an attempt perhaps to obfuscate the control issue raised by Cendant, AIG has also resorted to its current practice of mudslinging.

      Cendant continues to believe that AIG and those persons controlling
AIG are in control over American Bankers by virtue of the various contracts and agreements between American Bankers and AIG in violation of the provisions of O.C.G.A. Section 33-13-3. Accordingly, on behalf of Cendant, we reiterate Cendant's request that your Department immediately take all appropriate regulatory action to enforce Georgia Law and to require AIG and those persons controlling AIG to renounce, waive or otherwise relinquish each of the control provisions in the contracts and agreements with American Bankers described in our February 24 letter.


                                                 Very truly yours,

                                                 /s/ Martin M. Wilson
                                                     Martin M. Wilson

          [Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]

                                                                 March 5, 1998

Honorable Neil D. Levin
Superintendent of Insurance
New York State Department of Insurance
25 Beaver Street
New York, NY 10004-2319

Attention: Mr. Martin Carus, Assistant Deputy
           Superintendent/Chief Examiner


       Re:  Application of American Insurance Group, Inc.
            to Acquire Control of American Bankers
            Insurance Group, Inc.
            ---------------------------------------------

Dear Superintendent Levin:

      We understand that in-house counsel to American Insurance Group, Inc. ("AIG") professes to have "concluded" that the detailed analysis in our February 24, 1998 letter to you -- which supported a conclusion that AIG and those persons controlling AIG are in control over American Bankers Insurance Group, Inc. ("American Bankers") by virtue of the various contracts and agreements between American Bankers and AIG without the requisite approval in violation of the provisions of New York Insurance
Law Section 1506 -- is "wrong" and "unworthy of your consideration".
AIG's dismissive attitude toward its own improper conduct reflects corporate arrogance. The absence of any substantive response is astounding given the opportunity AIG has had to create one. But, given its own assertion that holding revocable proxies of more than ten percent of American Bankers shares on a single issue vote constitutes "control", the lack of any response is unbecoming. AIG has failed to provide any analysis in support of its "conclusion". Rather, AIG has merely "concluded" that Cendant is wrong.
In an attempt perhaps to obfuscate the control issue raised by Cendant, AIG has also resorted to its current practice of mudslinging.

      Cendant continues to believe that AIG and those persons controlling
AIG are in control over American Bankers by virtue of the various contracts and agreements between American Bankers and AIG without the requisite approval in violation of the provisions of New York Insurance Law Section 1506. Accordingly, on behalf of Cendant, we reiterate Cendant's request that your Department immediately take all appropriate regulatory action to enforce your statutes and to require AIG and those persons controlling AIG to renounce, waive or otherwise relinquish each of the control provisions in the contracts and agreements with American Bankers described in our February 24, 1998 letter.


                                                 Very truly yours,


                                                 /s/ Robert J. Sullivan
                                                 -----------------------
                                                 Robert J. Sullivan
cc: Ms. Lorraine Gash
    Supervisor
    Mr. Frederick Bodinger
    Associate Examiner

           [Turner, Padget, Graham & Laney, P.A. letterhead]

                            March 5, 1998

HAND DELIVERY
-------------

Honorable Lee P. Jedziniak
Director of Insurance
S.C. Department of Insurance
1612 Marion Street
Columbia, S.C. 29202

       Re:  Application of American Insurance Group, Inc.
            to Acquire Control of American Bankers
            Insurance Group, Inc.
            ---------------------------------------------

Dear Director Jedziniak:

      We understand that counsel to American Insurance Group, Inc. ("AIG") professes to have "concluded" that the detailed analysis in our February 24, 1998 letter to you -- which supported a conclusion that AIG and those persons controlling AIG are in control over American Bankers Insurance Group, Inc. ("American Bankers") by virtue of the various contracts and agreements between American Bankers and AIG in violation of the provisions of Section 38-21-60 -- is "wrong" and "not worthy of your consideration". AIG's dismissive attitude toward its own improper conduct reflects corporate arrogance. The absence of any substantive response is astounding given the opportunity AIG has had to create one. But, given its own assertion that holding revocable proxies of more than ten percent of American Bankers shares on a single issue vote constitutes "control", the lack of any response is unbecoming. AIG has failed to provide any analysis in support of its "conclusion". Rather, AIG has merely "concluded" that Cendant is wrong. In an attempt to perhaps obfuscate the control issue raised by Cendant, AIG has also resorted to its current practice of mudslinging.

      Cendant continues to believe that AIG and those persons controlling
AIG are in control over American Bankers by virtue of the various contracts and amendments between American Bankers and AIG in violation of the provisions of Sections 38-21-10(2) and 38-21-60. Accordingly, on behalf of Cendant, we reiterate Cendant's request that your Department immediately take all appropriate regulatory action to enforce your statutes and to require AIG and those persons controlling AIG to renounce, waive or otherwise relinquish each of the control provisions in the contracts and agreements with American Bankers described in our February 24, 1998 letter.


                                          Very truly yours,

                                          TURNER, PADGET, GRAHAM & LANEY, P.A.



                                           /s/ Thomas C. Salane
                                           -----------------------------
                                           Thomas C. Salane


TCS\nac

cc: Gwendolyn L. Fuller, Esq.
    General Counsel
    South Carolina Department of Insurance